Adelaide Agribusiness Centre
908 UB, 22-28 King William Street
Adelaide
SA 5000
Ph: 08 8407 6181
Fax: 08 8407 6280

nab

13 April 2015

The Secretary
Seed Genetics International Pty Ltd
5/13-15 King William Road
UNLEY SA 5061

Dear Sir/Madam

Business Letter of Advice for Seed Genetics International Pty Ltd ACN/ARBN/ABN 061 114 814 ("you")

This letter sets out important information relating to one or more of your facilities with us.

Unless otherwise stated, these changes take effect once we receive a copy of this letter duly signed, provided this is done within 30 days of the date of this letter.

For the meaning of words printed like This and other key terms used in this letter, please refer to your current terms and conditions. The information in this Letter of Advice is current as at the date of this letter and some of this information may be subject to change.

This letter is a Transaction Document for the purposes of your Agreement with NAB. Please read this letter carefully, and keep a copy of it for your records.

Should you have any questions or concerns please feel free to contact me on 08 8407 6181.

Thank you for allowing NAB to be of assistance.

Barry Wilhelm
Agribusiness Manager

Changes to facilities

The terms of each of the following facilities are varied as set out below. All other current terms of these facilities remain in full force and effect.

Facility	Farmers Choice Farm Management Account Overdraft
Account Number	85-772-6783
Extension	This facility will be extended.
	New expiry date 31/03/2016
	If this facility is subject to financial, reporting or other covenants or undertakings, we may review your compliance with those covenants or undertakings separately. This letter is not a waiver of any rights we may have if those covenants or undertakings are not met.

Increased Reliance on Security

1 Guarantee and Indemnity for $15,000,000.00 given by S & W Seed Company.

This security has been taken, or will be taken, to support all facilities provided to you by NAB.

Where NAB already holds this Security, you acknowledge that this security will be extended so that it supports all your facilities (subject to any exceptions above).

You acknowledge that this change does not, in any way, adversely affect NAB's ability to rely on existing security to support the facilities they currently support.

Changes to Covenants

Additional Lending Covenants

Minimum capital adequacy of 30.00% as measured on a daily basis and reported in relation to the 12 month period ending on 31st December annually for Seed Genetics International Pty Ltd. To be reported on by the 15th February annually via the December quarterly management reports. Capital adequacy being tangible net worth + Intercompany loans from S&W divided by total tangible assets.

Final FYE 2014 Accounts for Seed Genetics International Pty Ltd at to be provided by no later than 30th April 2015.

Progress payments for the construction of the industrial shed situate at 4 & 5 Stirling Road Keith SA to be made via approved invoices (that correlate to the fixed price building contract). National Australia Bank internal staff to review work completed and vet payment at each stage.

These additional lending covenants apply in relation to all facilities provided to you by NAB.

All other lending covenants set out in your Agreement (as amended from time to time), remain in place.

Lending Covenants to be removed

No dividends are to be paid in respect of Seed Genetics International Pty Ltd without the prior written consent of the Bank

Market Rate 'stock ' facility limit to reduce to $7,000,000 by no later than 31/10/2014.

Monthly stock reports to be provided with 15 days of months end. Maximum drawdown under Market Rate Facility to be 36% of sales price. The agreed forecast harvest price for 2013 & 2014 harvest is $6.20 per kg. This price is locked in until agreement on setting for the succeeding years harvest.

Minimum capital adequacy of 30.00% as measured on a daily basis and reported in relation to the 12 month period ending on 31st December annually for Seed Genetics International Pty Ltd. To be reported on by the 15th February annually via the December quarterly management reports.

Market Rate 'stock ' facility limit to reduce to $6,500,000 by no later than 31/12/2014.

Market Rate 'stock ' facility limit to reduce to $6,000,000 by no later than 30/11/2014.

Drawdowns under the MRF facility are to be exclusively for the purchase of seed from growers.

Current seasonal stock facility is to be fully cleaned down by 30th September of the following year, approx 18 month clean down period. At the start of each season a separate facility is to be drawn, providing a clear distinction between the current & past seasonal facilities. Should the past seasonal facility not fully clean down by September of the following calendar year, the borrower is to provide to NAB, within 5 business days a strategy to fully clean down the facility, acceptable to NAB.

No further grower payments over or above budgeted payments are to be made without the prior written consent of the Bank.

These lending covenants no longer apply. Please note that all other lending covenants set out in your Agreement (as amended from time to time), remain in place.

Fees and charges

The following fees are payable by you immediately on your acceptance of this letter.

Unless otherwise stated, these fees are in addition to any other fees set out in the terms and conditions applicable to any of the facilities and any other fees listed in the relevant fees guide.

Estimate of total amount of credit fees and charges to establish the *facilities* (as far as can be ascertained now). These fees (if any) are payable by you immediately (unless NAB otherwise tells you), if not already paid. Any additional fees and charges to establish the *facilities* will be advised to you and are payable on demand.	Not Applicable

Acceptance

To accept this Letter of Advice, you must sign the duplicate and return it to us before any deadline for acceptance set out at the start of this letter.

If provision is made for guarantors to sign the duplicate of this letter, then each such guarantor must also sign the duplicate.

By executing this document, you:

1. accept each change set out in this letter;
2. acknowledge and agree that, unless otherwise expressly stated, all security provided to NAB remains in place, and can continue to be relied on by NAB, including in relation to any facility varied by this letter; and
3. confirm that you understand that any secured property will be at risk if the borrower or any guarantor defaults.

Signed by the Borrower

Signature Section for Companies

Seed Genetics International Pty Ltd ACN 061 114 814

Customer Company Name (BLOCK LETTERS)

Executed by the company named above in accordance with Section 127 of the Corporations Act 2001 (Cwlth)

[signature]	[signature]
Signature	Signature
DENNIS JURY	MARK JAMES HARVEY
Full name (BLOCK LETTERS)	Full name (BLOCK LETTERS)
Director / Secretary*	Director
Office Held	Office Held
11/05/15	11.5.15
Date	Date

☐ * Please tick here if you are signing as Sole Director and Sole Company Secretary

Signed by the Guarantor
(Instruction to bank: to be signed by all guarantors)

Signature Section for Companies

S & W Seed Company

Customer Company Name (BLOCK LETTERS)

Executed by the company named above in accordance with Section 127 of the Corporations Act 2001 (Cwlth)

Signature	Signature
Matthew Szot	Mark Grewal
Full name (BLOCK LETTERS)	Full name (BLOCK LETTERS)
CFO ~~Director/Secretary~~	CEO + ~~Director~~ President
Office Held	Office Held
Date	Date

☐ * Please tick here if you are signing as Sole Director and Sole Company Secretary

Changes to General Conditions

The General Conditions forming part of your Agreement with NAB are varied to include the following provisions. All other General Conditions set out in your Agreement (as amended from time to time) remain in place.

1. Protecting NAB's Security Position

(a) If:

(i) a PPS Law applies, or will at a future date apply to any of the Transaction Documents or any of the transactions contemplated by them, or NAB determines that a PPS Law applies, or will at a future date apply, to any of the Transaction Documents or any of the transactions contemplated by them; and

(ii) in the opinion of NAB, the PPS Law adversely affects or would or may adversely affect NAB's security position or the rights or obligations of NAB under or in connection with the Transaction Documents,

NAB may from time to time give notice to you requiring you to do anything, including

(iii) promptly providing all necessary information (including serial numbers) and taking all necessary action (including obtaining any consent or agreement or giving any notice) to enable NAB to register fully valid and effective financing statements or financing change statements (each as defined in the PPSA) with respect to any Security Interest held or intended to be held by NAB under the Transaction Documents at any time;

(iv) amending any Transaction Document or executing any new Transaction Document; and

(v) to continuously perfect any security interest in respect of which you are or may become the secured party in such manner and by such time as NAB may direct so as to achieve the priority over competing security interests and other claims and protection against loss, extinguishment and diminution of the security interest,

that in NAB's opinion is necessary to ensure that, to the maximum possible extent, NAB's security position, and rights and obligations, are not adversely affected as contemplated by paragraph (ii) (or that any such adverse effect is overcome to the maximum extent possible). You must comply with the requirements of that notice within the time stipulated in the notice.

(b) In this clause and in clause 3, **PPS Law** means:

(i) the PPSA;

(ii) any regulations made at any time under the PPSA;

(iii) any provision of the PPSA or regulations referred to in paragraph (i) or (ii);

(iv) any amendment to any of the above, made at any time; or

(v) any amendment made at any time to the Corporations Act or any other legislation as a consequence of the PPSA.

2. Fees

You must pay NAB and indemnify NAB for an amount equal to any Costs or Taxes in connection with preparing, registering and maintaining any financing statement or financing change statement (each as defined in the PPSA) in relation to a Security, or taking any action that in NAB's opinion is necessary under clause 1 above.

3. PPSA Waiver

You waive, to the extent permitted under the PPS Law, your right to receive any notices NAB is required to give under the PPS Law (including a notice of a verification statement).

4. Confidentiality

(a) You agree and NAB agrees that neither party will disclose to an Interested Person, or any other person at the request of an Interested Person, any information of the kind described in section 275(1) of the PPSA unless allowed or required by law.

(b) You will not authorise the disclosure of any information of the kind described in section 275(1) of the PPSA.

(c) Each party agrees not to disclose information provided by the other party (including the existence or contents of a Transaction Document) except:

(i) to officers, employees, legal and other advisers and auditors of you, NAB or a Receiver;

(ii) with the consent of the other party (who must not unreasonably withhold their consent);

(iii) if required by any stock exchange or if allowed or required by law;

(iv) by NAB under any other provision of a Transaction Document;

(v) by NAB to any Related Entity of NAB or you;

(vi) by NAB to any assignee of NAB's rights under a Transaction Document or any other arrangement (including a request, bill of exchange, agreement guarantee or a Security Interest) by or with you under which obligations are or could in the future be owed to NAB;

(vii) by NAB to any person in connection with NAB exercising rights or dealing with rights or obligations (including preparatory steps such as negotiating with any potential assignee of NAB's rights or other person who is considering contracting with NAB or a Receiver in connection with a Transaction Document;

(viii) by NAB for the purpose of registering and maintaining any financing statement or financing change statement (each as defined in the PPSA) relating to NAB's Security; or

(ix) by NAB to any Debtor/Guarantor or person NAB believes may become a Debtor/Guarantor,

provided that the prohibition under clause 3(a) or 3(b) is absolute and therefore none of the exceptions in this clause 3(c)(i) – (viii) apply to a disclosure under clause 3(a) or 3(b).

(d) NAB agrees that you accept this Letter of Advice on condition that NAB complies with its obligations of confidentiality under clauses 3(a) and 3(c) above.

5. Representations and Warranties

You represent and warrant to NAB that at the time of this Letter of Advice, and at all times thereafter, except as disclosed to and agreed to by NAB in writing, you are not a trustee of any Trust or a partner in a partnership.

6. Definitions

The following definitions apply to your Agreement with NAB:

(a) **Debtor/Guarantor** means:

(i) any person who guarantees or has provided a Security Interest to secure the payment of any part of the Balance Owing;

(ii) if any part of the Balance Owing includes obligations you owe under a guarantee, the person whose obligations you guarantee and any other person who guarantees that other person's obligations; and

(iii) any other person you and NAB agree is to be a "Debtor/Guarantor" for the purpose of a Transaction Document.

(b) **Interested Person** has the meaning given to that term for the purposes of section 275 of the PPSA, and includes:

(i) any person granting a Security;

(ii) a person with another Security Interest in the same property in which NAB has a Security;

(iii) if a person granting a Security is a body corporate, an auditor of that person;

(iv) an execution creditor with an interest in the property in which NAB has a Security;

(v) an authorised representative of any of the above.

(c) **PPSA** means the Personal Property Securities Act 2009 (Cwlth).

(d) **Security Interest**:

(i) in relation to any personal property (as defined in the PPSA), has the same meaning as in the PPSA;

(ii) in relation to any other property, means any security for the payment of money or performance of obligations including a lien, pledge, trust or power.

7. Interpretation

In your Agreement with NAB, a reference to law means common law, principles of equity, and laws made by parliament (and laws made by parliament include regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of them). For example, a reference to a section or other provision of a law made by parliament includes any amendment or replacement of that section or provision, including an amendment to the number of that section or provision.

Changes to Specific Conditions

Global Trade Finance Specific Conditions

The Global Trade Finance Specific Conditions (if any) forming part of your Agreement with NAB are varied to include the following provisions. All other Specific Conditions (if any) set out in your Agreement (as amended from time to time), remain in place.

1. Pledge

NAB may request that, as security for your obligations to NAB (whether in relation to the Facility or otherwise), you authorise NAB to retain by way of pledge the document and goods relating to each Letter of Credit Drawn under a Facility . If requested by NAB, you agree to execute any document necessary to grant NAB a Security Interest in the document and goods relating to such Letter of Credit (a "Pledge Agreement").

2. Additional consequences of default

If you are in Default, in addition to any other rights and obligations under the General Conditions or Global Trade Finance Specific Conditions, NAB may sell, dispose of or otherwise deal with any documents or goods pledged under a Pledge Agreement as NAB thinks fit and apply the proceeds towards satisfaction of your obligations to NAB (whether in relation to the Facility or otherwise).